[COMPANY LOGO OMITTED]                                              EXHIBIT 99.2


               ELECTRONIC CLEARING HOUSE INC. CLOSES $3.0 MILLION
                                PRIVATE PLACEMENT

        o ANNOUNCES NEW $3 MILLION LINE OF CREDIT WITH BANK OF THE WEST

CAMARILLO, CALIF. - OCTOBER 31, 2003 - Electronic Clearing House Inc. (Nasdaq:ECHO), a leading provider of electronic payment and transaction processing services, announced today that on October 30, 2003, it completed a private placement of 437,957 shares of its common stock to institutional investors resulting in gross proceeds to the Company of approximately $3.0 million. After commissions and expenses, the net proceeds to the Company will be approximately $2.8 million.

The Company intends to use the private placement net proceeds to increase the capacity of its payment processing infrastructure, expedite certain development efforts, provide working capital to support the expansion of its check guarantee business, and for general corporate purposes. Roth Capital Partners served as the placement agent for the private placement of common stock.

In addition, the Company announced the completion of a new line of credit facility with Bank of the West. The line of credit provides up to $3 million for working capital purposes.

Jody Barry, CEO of Electronic Clearing House, commented: "This private placement strengthens our balance sheet and provides ECHO with the financial flexibility to execute our growth strategy. As we look to the future, we expect continued strong demand for our check products and solid growth in our MerchantAmerica sales channel. We are also very pleased to expand our positive relationship with Bank of the West."

The Common Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company has agreed to file a registration statement to register future resales of the shares.

ABOUT ELECTRONIC CLEARING HOUSE, INC. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO'S services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking.

SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995: ANY STATEMENTS SET FORTH ABOVE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PRESS RELEASE INCLUDE THE POTENTIAL FOR EXPANSION OF ECHO'S CHECK GUARANTEE BUSINESS AND THE CONTINUED STRONG DEMAND FOR ECHO'S CHECK

PRODUCTS. POTENTIAL RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, SUCH FACTORS AS FLUCTUATIONS IN DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES, THE INTRODUCTION OF NEW PRODUCTS AND SERVICES, THE COMPANY'S ABILITY TO MAINTAIN CUSTOMER AND STRATEGIC BUSINESS RELATIONSHIPS, TECHNOLOGICAL ADVANCEMENTS, IMPACT OF COMPETITIVE PRODUCTS AND SERVICES AND PRICING, GROWTH IN TARGETED MARKETS, THE ADEQUACY OF THE COMPANY'S LIQUIDITY AND FINANCIAL STRENGTH TO SUPPORT ITS GROWTH, AND OTHER INFORMATION DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

CONTACT:
Donna Rehman, Corporate Secretary              Crocker Coulson, Partner
(805) 419-8700                                 CCG Investor Relations
Electronic Clearing House, Inc.                818-789-0100
Camarillo, CA                                  E-MAIL: crocker.coulson@ccgir.com
URL:http://www.echo-inc.com
E-MAIL:corp@echo-inc.com
                                      # # #